SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 30, 2009

United Bankshares, Inc.

(Exact name of registrant as specified in its charter)

West Virginia	No. 0-13322	55-0641179
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 United Center

500 Virginia Street, East

Charleston, West Virginia 25301

(Address of Principal Executive Offices)

(304) 424-8800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On October 30, 2009, United Bankshares, Inc. (the Company) became aware of an other-than-temporary impairment related to a single-issue trust preferred investment issued by First Bank of Oak Park (the issuer), which was previously classified as held-to-maturity. After the close of business on October 30, 2009, the Federal Deposit Insurance Corporation (FDIC) seized the issuer’s subsidiary banks with all of the deposits and most of the assets of the banks being assumed by another financial institution. As of September 30, 2009, the single-issue trust preferred investment had an outstanding amortized cost balance of $8.0 million with accrued interest outstanding of $470 thousand. As a result of the FDIC’s actions, United recorded an after-tax impairment of $5.04 million on this security in the third quarter of 2009 in accordance with the accounting rules.

On October 26, 2009, the Company reported the results of the third quarter and first nine months of 2009 in an earnings press release furnished to the Securities and Exchange Commission in a Form 8-K. The Company will update the previously furnished financial results for the third quarter and first nine months of 2009 in its September 30, 2009 Form 10-Q to take into account the impact of this subsequent event. The Company recommends that interested persons refer to the financial information that will be filed with its Form 10-Q for the quarter ended September 30, 2009.

The Company’s earnings continue to be much ahead of peer performance results. The Company also continues to be well-capitalized based upon regulatory guidelines.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED BANKSHARES, INC.

Date: November 4, 2009	By:	/S/ STEVEN E. WILSON
Steven E. Wilson, Executive Vice President,
Treasurer, Secretary and Chief Financial Officer